Exhibit 4.7

SIXTH SUPPLEMENTAL INDENTURE

SIXTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of November 18, 2022, among WHR Europe, Inc. and WHG Caribbean Holdings, Inc. (each, a “New Guarantor” and together, the “New Guarantors”), each a subsidiary of Wyndham Hotels & Resorts, Inc. (or its successor), a Delaware corporation (the “Company”), and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”).
W I T N E S S E T H:
WHEREAS, the Company, the Trustee and the guarantors party thereto from time to time are parties to that certain Indenture, dated as of April 13, 2018 (as supplemented by the Third Supplemental Indenture, dated as of May 31, 2018, the “Base Indenture”), as supplemented by the Fifth Supplemental Indenture, dated as of August 13, 2020 (the “Fifth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”);
WHEREAS Section 4.10 of the Fifth Supplemental Indenture provides that under certain circumstances the Company is required to cause the New Guarantors to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantors shall unconditionally guarantee all the Company’s obligations under the Notes and the Indenture pursuant to a Guarantee on the terms and conditions set forth herein; and
WHEREAS pursuant to Section 9.01 of the Fifth Supplemental Indenture, the Trustee and the Company are authorized to execute and deliver this Supplemental Indenture without the consent of Holders;
WHEREAS Section 10.06 of the Base Indenture provides that under certain circumstances the Company is required to cause the New Guarantors to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantors shall unconditionally guarantee all the Company’s obligations under the Notes and the Indenture pursuant to a Note Guarantee on the terms and conditions set forth herein;
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantors, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of Holders as follows:
1.Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined, except that the term “holders” in this Supplemental Indenture shall refer to the term “holders” as defined in the Indenture and the Trustee acting on behalf of and for the benefit of such holders. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.
2.Agreement to Guarantee. The New Guarantor hereby agrees, jointly and severally with all existing guarantors (if any), to unconditionally guarantee the Company’s obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in Article X of the Indenture, including without limitation the release provisions thereof, and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a Guarantor under the Indenture.

3.Notices. All notices or other communications to the New Guarantors shall be given as provided in Section 11.02 of the Indenture.
4.Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.
5.Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.
6.Trustee Makes No Representation.
(a)The Trustee shall not be responsible for and makes no representation as to the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the other parties hereto.
(b)The rights, protections, indemnities and immunities of the Trustee and its agents as enumerated under the Base Indenture are incorporated by reference into this Supplemental Indenture.
7.Counterparts. This Supplemental Indenture may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument. Each of the parties agree that this Supplemental Indenture and any other documents to be delivered in connection herewith and therewith may be electronically signed, that any digital or electronic signatures (including pdf, facsimile or electronically imaged signatures provided by DocuSign or any other digital signature provider as specified in writing to the Company) appearing on this Supplemental Indenture or such other documents are the same as handwritten signatures for the purposes of validity, enforceability and admissibility, and that delivery of any such electronic signature to, or a signed copy of, this Supplemental Indenture and such other documents may be made by facsimile, email or other electronic transmission.
8.Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.
WHR Europe, Inc.
WHG Caribbean Holdings, Inc.,
as New Guarantors
By: /s/Barry Goldschmidt
Name: Barry Goldschmidt
Title: Treasurer
U.S. BANK NATIONAL ASSOCIATION, as Trustee
By: /s/Michelle Mena-Rosado
Name: Michelle Mena-Rosado
Title: Vice President
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